CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


      We have issued our report dated March 14, 2002, except for the last paragraph of Note 13, as to which the date is April 12, 2002, accompanying the financial statements of Fortune Natural Resources included in the Annual Report on Form 10-KSB for the year ended December 31, 2001, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."



/s/ GRANT THORNTON LLP
----------------------


Houston, Texas
October 25, 2002